Exhibit 21.1

Benefitfocus, Inc.,

A Delaware corporation

List of subsidiaries1

•	Benefitfocus.com, Inc.

•	Benefit Informatics, Inc.

•	BenefitStore, Inc.

[1]	This exhibit gives effect to the corporate restructuring as more fully described in “Certain Relationships and Related—Party Transactions—Corporate Restructuring.”